                                                                                                                                                                                                                                                                                       Exhibit 99.1

WESBANCO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of WesBanco and Oak Hill, and has been prepared to reflect the financial effect of WesBanco’s merger with Oak Hill. The pro forma financial information should be read in conjunction with both WesBanco’s and Oak Hill’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 and Annual Report on Form 10-K for the year ended December 31, 2006.

The unaudited pro forma condensed combined financial information set forth below assumes that the merger with Oak Hill was consummated on January 1, 2006 for purposes of the unaudited pro forma condensed combined statements of income and September 30, 2007 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger as if it had been effective during the entire period presented.

These unaudited pro forma condensed combined financial statements reflect the Oak Hill merger based upon estimated preliminary purchase accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, will differ from those reflected in the unaudited pro forma condensed combined financial information.

Pursuant to the terms of the merger agreement, Oak Hill sold approximately $33.8 million of loans prior to the consummation of the merger.  The total net loss on the sale of loans and related valuation adjustments of $10.8 million has been included in the unaudited pro forma condensed combined financial statements.

Total merger-related costs, which approximate $10.5 million, include direct acquisition costs of $6.5 million recorded on the unaudited pro forma condensed balance sheet.  The remaining $4.0 million represents merger-related costs expected to occur after the date of the acquisition and are not included in the pro forma financial statements.

Estimates of cost savings are not included in the pro forma analysis.  Estimated cost savings associated with the merger are projected to approximate 22% of Oak Hill’s estimated pre-tax operating expenses and are expected to be realized beginning in 2008 and fully in 2009. These estimates may differ from the actual cost savings achieved in the merger.

WesBanco, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2007

					Pro forma
		Oak Hill	Pro Forma		Combined
	WesBanco, Inc.	Financial, Inc.	Adjustments		WesBanco, Inc
	(Dollars in thousands, except per share amounts)

Assets
Cash and cash equivalents	$ 73,666	$ 20,472	$ (5,314)	A	$ 88,824
Available for sale securities	734,285	162,797	21,105	B	918,187
Held to maturity securities	-	1,518	178	C	1,696
Net loans	2,765,802	1,008,378	(32,717)	B,C	3,741,463
Goodwill and other intangibles	143,366	11,031	119,142	C,E	273,539
Other assets	243,474	70,659	1,296	A,B,C,D	315,429
Total Assets	$ 3,960,593	$ 1,274,855	$ 103,690		$ 5,339,138

Liabilities and Shareholders' Equity
Deposits	$ 2,960,052	$ 950,437	$ 215	C	$ 3,910,704
Federal Home Loan Bank advances	299,269	148,051	2,340	C	449,660
Other borrowings	160,770	57,846	22,546	A,C	241,162
Junior subordinated debt	87,638	23,000	(627)	C	110,011
Other liabilities	41,558	5,153	6,494	A,C	53,205
Total Liabilities	3,549,287	1,184,487	30,968		4,764,742

Shareholders' Equity	411,306	90,368	72,722	A,B,C	574,396
Total Liabilities and Shareholders' Equity	$ 3,960,593	$ 1,274,855	$ 103,690		$ 5,339,138

Book value per share	$ 19.94	$ 16.83			$ 1.51
Shares outstanding	20,628,092	5,370,704	700,552		26,699,348

See notes to the unaudited pro forma condensed combined financial information.

WesBanco, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended September 30, 2007

					Pro Forma
		Oak Hill	Pro Forma		Combined
	WesBanco, Inc.	Financial, Inc.	Adjustments		WesBanco, Inc
	(Dollars in thousands, except per share amounts)
Interest Income
Loans, including fees	$ 145,184	$ 57,622	$ (1,179)	B,C	$ 201,627
Securities and other	27,281	6,125	1,022	B,C	34,428
Total Interest Income	172,465	63,747	(157)		236,055

Interest Expense
Deposits	64,530	26,729			91,259
FHLB borrowings	9,685	5,757	(878)	C	14,564
Other borrowings	10,711	3,113	708	A,C	14,532
Total Interest Expense	84,926	35,599	(170)		120,355
Net Interest Income	87,539	28,148	13		115,700
Provision for loan losses	4,684	1,947			6,631
Net Interest Income After
Provision for Loan Losses	82,855	26,201	13		109,069

Other Income	39,097	(425)			38,672
Other Expense	81,013	25,661	459	C	107,133
Income Before Income Taxes	40,939	115	(446)		40,608
Provision for income taxes	6,934	(1,813)	(156)	B,C	4,965

Net Income	$ 34,005	$ 1,928	$ (290)		$ 35,643

Earnings Per Share
Basic	$ 1.62	$ 0.36			$ 1.32
Diluted	$ 1.62	$ 0.36			$ 1.32

Average Shares Outstanding
Basic	20,938,615	5,339,004	732,252		27,009,871
Diluted	20,979,492	5,399,261	671,995		27,050,748

See notes to the unaudited pro forma condensed combined financial information.

WesBanco, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2006

					Pro Forma
		Oak Hill	Pro Forma		Combined
	WesBanco, Inc.	Financial, Inc.	Adjustments		WesBanco, Inc
	(Dollars in thousands, except per share amounts)
Interest Income
Loans, including fees	$ 190,081	$ 72,715	$ (1,668)	B,C	$ 261,128
Securities and other	37,188	7,028	1,361	B,C	45,577
Total Interest Income	227,269	79,743	(307)		306,705

Interest Expense
Deposits	73,764	31,773	(215)	C	105,322
FHLB borrowings	17,130	6,276	(1,170)	C	22,236
Other borrowings	13,542	3,362	943	A,C	17,847
Total Interest Expense	104,436	41,411	(442)		145,405
Net Interest Income	122,833	38,332	135		161,300
Provision for loan losses	8,739	5,691			14,430
Net Interest Income After
Provision for Loan Losses	114,094	32,641	135		146,870

Other Income	40,408	13,131			53,539
Other Expense	106,204	34,206	408	C	140,818
Income Before Income Taxes	48,298	11,566	(273)		59,591
Provision for income taxes	9,263	1,984	(96)	B,C	11,151

Net Income	$ 39,035	$ 9,582	$ (177)		$ 48,440

Earnings Per Share
Basic	$ 1.79	$ 1.76			$ 1.74
Diluted	$ 1.79	$ 1.74			$ 1.74

Average Shares Outstanding
Basic	21,762,567	5,434,221	637,035		27,833,823
Diluted	21,816,573	5,520,423	550,833		27,887,829

See notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note A – Basis of Pro Forma Presentation

On July 19, 2007, WesBanco entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Oak Hill.  Pursuant to the Merger Agreement, WesBanco agreed to acquire Oak Hill for consideration consisting of a combination of its common stock and cash valued at approximately $192 million.  Under the terms of the Merger Agreement, WesBanco exchanged a combination of its common stock and cash for Oak Hill common stock.  Oak Hill shareholders received either 1.256 shares of WesBanco common stock or cash in the amount of $38.00 per share for each share of Oak Hill common stock held subject to an overall allocation of 90% stock and 10% cash in the merger.  Outstanding stock options were not subject to this allocation requirement and substantially all option holders elected to receive cash.  Common stock received by Oak Hill shareholders was assumed to qualify as a tax-free exchange.

The unaudited pro forma condensed combined financial information about WesBanco’s financial condition and results of operations, including per share data, are presented after giving effect to the merger.  The pro forma financial information assumes that the merger with Oak Hill was consummated on January 1, 2006 for purposes of the pro forma statements of income and on September 30, 2007 for purposes of the pro forma balance sheet and gives effect to the merger as if it had been effective during the entire period presented.

The merger will be accounted for using the purchase method of accounting; accordingly, WesBanco’s cost to acquire Oak Hill will be allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed from Oak Hill at their respective fair values on the effective date of the merger which is November 30, 2007.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Oak Hill at their respective fair values and represents management’s estimates based on available information.  The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed.  The final allocation of the purchase price will be determined as of the effective date of the merger, after completion of the final analyses to determine the fair value of the assets acquired and liabilities assumed.

Funding for the merger transaction is included in the pro forma adjustments as follows (in thousands):

Issuance of common stock                                                  $163,090
Cash on hand                                                                              5,314
Accrued liabilities                                                                       6,494
Proceeds from revolving line of credit                                   20,000
Income tax receivable                                                                (3,161)
  Total purchase price                                                           $191.737

 Interest expense of $0.9 million and $1.3 million for the nine months ended September 30, 2007, and for the year ended December 31, 2006, respectively, related to the additional borrowings are also included in the pro forma adjustments.

Note B – Loan Sale Transaction

Pursuant to the Merger Agreement, Oak Hill sold approximately $33.8 million of loans prior to the closing date.  These transactions as well as other loan and real estate owned valuation adjustments have been included in the pro forma adjustments.  These adjustments include a reduction of loans held for sale of $18.8 million, loans of $6.3 million and real estate owned of $1.6 million, an increase in deferred tax assets of $2.0 million, an increase in available for sale investment securities for the proceeds of $21.1 million and a $3.7 million net loss on the sale which was recorded to retained earnings.  The total net loss on these transactions was $10.8 million.

The pro forma statements of income for the nine months ended September 30, 2007 and for the year ended December 31, 2006 include pro forma adjustments reducing interest income from loans, as a result of the loan sales, by $2.3 million and $3.2 million, respectively. Additionally, as a result of the investment of the proceeds from the loan sales, interest income from investments was increased by $0.9 million and $1.2 million, respectively.   Tax expense related to these adjustments is calculated at a 35% tax rate.

Note C – Purchase Accounting Adjustments

The pro forma adjustments include the purchase accounting entries to record the merger transaction.  The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill.  Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available.  For purposes of this pro forma analysis, fair value adjustments, other than goodwill, are amortized/accreted on a straight-line basis over their estimated average remaining lives.  When the actual amortization/accretion is recorded for periods following the merger closing, the effective yield method will be used where appropriate.  Tax expense related to the net fair value adjustments is calculated at a 35% tax rate.

Included in the pro forma adjustments is an allocation of the purchase price to core deposit intangibles of $15.0 million.  The core deposit intangible is separate from goodwill and amortized on a straight-line basis over its estimated average remaining life.  When the actual amortization is recorded for periods following the merger closing, the sum of years digit method will be used.  Impairment testing of core deposit intangibles is done whenever events or circumstances indicate that their carrying amount may not be recoverable.  Goodwill included in the pro forma adjustments totaling $115.2 million, which is not subject to amortization, will be evaluated annually for possible impairment, or if an event occurs or circumstances change which would require the goodwill to be tested for impairment at an interim date.

The allocation of the purchase price, and resulting goodwill follows (in thousands):

Purchase price:
Fair value of WesBanco shares issued                                                                       $163,090
Cash consideration for outstanding Oak Hill shares                                                    20,424
Cash consideration for outstanding Oak Hill stock options                                          4,890
Direct acquisition costs                                                                                                       6,494
Income tax receivable from stock option payout                                                            (1,711)
Income tax receivable from direct acquisition costs                                                       (1,450)
   Total purchase price                                                                                                       191,737

Net tangible assets acquired:
Oak Hill’s shareholders’ equity                                                                                          90,368
Effect of loan sale transaction, net of taxes                                                                       (3,700)
Oak Hill’s pre-merger goodwill                                                                                            (8,485)
Oak Hill’s pre-merger other intangibles                                                                              (2,546)
Deferred tax liability on other intangibles                                                                               891
   Total net tangible assets acquired                                                                                   76,528

Excess of net purchase price over carrying value of net tangible assets acquired   115,209

Estimated adjustments to reflect fair values of acquired assets and liabilities:
Reduction on loans                                                                                                                 7,564
Reduction of bank premises and equipment                                                                       3,390
Estimated core deposit intangible                                                                                      (15,008)
Reduction to FHLB and other borrowings                                                                           4,886
Other adjustments                                                                                                                      (899)
Deferred taxes related to fair value adjustments                                                                       23

Goodwill resulting from the merger                                                                                  $115,165

Note D – Other assets

The pro forma adjustments to other assets are comprised as follows (in thousands):

Income tax receivable from direct acquisition costs                                                        $ 1,450
Income tax receivable from stock option pay out                                                                1,711
Deferred taxes on other intangibles of Oak Hill                                                                      891
Deferred taxes related to fair value adjustments                                                                     (23)
Deferred taxes on loan sale transaction                                                                                1,992
Fair value adjustment to mortgage servicing rights                                                               309
Fair value adjustment to other real estate owned by Oak Hill                                          (1,644)
Fair value adjustment to bank premises and equipment                                                   (3,390)
    Total pro forma adjustments to other assets                                                                 $ 1,296

Note E – Merger-related costs

Direct acquisition costs of approximately $6.5 million are included in the pro forma adjustments.  For pro forma purposes it is assumed that the direct acquisition costs will be accrued but not paid prior to the closing of the merger.  Certain additional merger-related expenses of approximately $4.0 million are not included in the pro forma statements of income since they will be recorded in the combined statements of income as they are incurred after completion of the merger.   Inclusion of these expenses in the pro forma statements of income is not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.  Merger-related cost estimates may differ from the actual costs incurred in the merger.

Note F – Projected Amortization/Accretion of Purchase Accounting Adjustments

The following table sets forth an estimate of the expected effects of the projected aggregate purchase accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of WesBanco after the merger with Oak Hill:

	Accretion (Amortization) for the
	Years Ended December 31,
	2007	2008	2009	2010	2011
	(Unaudited, dollars in thousands)
Securities	$ 150	$ 150	$ 150	$ 150	$ 150
Loans	1,513	1,513	1,513	1,513	1,513
Premises	136	136	136	136	136
Customer deposit base (1)	(771)	(942)	(1,072)	(1,117)	(1,201)
Time deposits	215	-	-	-	-
Borrowings	1,477	1,477	307	307	307
Increase in pre-tax net income	$ 2,720	$ 2,334	$ 1,034	$ 989	$ 905

The actual effect of purchase accounting adjustments on the future pre-tax income of WesBanco will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

(1)  The amortization of customer deposit base is net of the amortization that would have been recorded by Oak Hill.